CUMULUS MEDIA Completes Initial Closing of Tower Portfolio Monetization Transaction for $208 Million

ATLANTA, GA — October 1, 2020: Cumulus Media Inc. (NASDAQ: CMLS) (the “Company,” "CUMULUS MEDIA," “we,” “us,” or “our”) today announced that the Company completed the initial closing of its tower portfolio monetization transaction for $208 million in gross proceeds on September 30, 2020.

Mary G. Berner, President and Chief Executive Officer of CUMULUS MEDIA, said, "We are thrilled to have expeditiously completed the first closing of this significant transaction. Pro forma for its completion and based on our Q2 ending cash balance, we will have reduced net debt by nearly $325 million during 2020 and by nearly $580 million since emerging from bankruptcy in 2018. Our further improved liquidity position and covenant-lite, long-dated debt will continue to support our growth initiatives and allow us to take advantage of accretive opportunities as we navigate through near-term uncertainties to drive long-term shareholder value."

Balance Sheet Highlights of the Transaction

After transaction fees and expenses and related costs, the Company received approximately $202 million in net proceeds at the initial closing. The use of net proceeds from the transaction are governed by the Company’s Term Loan Credit Facility due 2026 (the “Term Loan”) and its 6.75% Senior Secured First Lien Notes due 2026 (the “6.75% Notes” and, together with the Term Loan, the “Debt Agreements”):

•As defined in the Debt Agreements, net proceeds of approximately $64 million from assets being sold and not being leased back (the “Sale Proceeds”) and net proceeds of approximately $96 million from assets being sold and leased back (the “Sale-Leaseback Proceeds”) are required to pay down the Term Loan and be applied to a tender offer with respect to the 6.75% Notes on a pro rata basis.
•The paydown from the Sale-Leaseback Proceeds is required to be made at closing for the Term Loan portion and within thirty (30) days of closing for the 6.75% Notes. As such, at closing, the Company paid down approximately $49 million of its Term Loan at par, and it intends in the near future to launch a tender offer for up to approximately $47 million of the 6.75% Notes at par. Any amounts offered but not accepted under the tender offer will be used for an additional par paydown of the Term Loan.
•The mandatory prepayment/tender offer required in connection with the Sale Proceeds is subject to a 12-month reinvestment right.

This press release does not constitute a notice of redemption under the optional redemption provisions of the indenture governing the 6.75% Notes, nor does it constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

Operating Highlights of the Transaction

At closing, the Company entered into a master lease agreement for the continued use of substantially all of the towers that were sold:

•The initial term of the lease is ten (10) years, followed by five (5) option periods of five (5) years each.
•The annual lease payment obligation for the assets leased back in the initial closing is approximately $13.2 million, subject to customary escalators, and will be accounted for as a reduction of the financial liability and interest expense.
•Annual tenant revenues of approximately $2.2 million and operating expenses of approximately $2.3 million (of which approximately $1.5 million is non-cash intangible amortization) will no longer be reflected in the Company’s financial statements. The Company will report non-cash imputed rental income for tower sites where it continues to use a portion of the tower along with other existing and future tenants.
•The transaction will not have any effect on the Company’s current broadcast operations.

The Company anticipates that one or more subsequent closings will be held for the assets comprising the remainder of the previously announced $213 million purchase price, subject to adjustment based upon due diligence and the curing of outstanding site defects. The Company anticipates that substantially all, if not all, of the subsequent closings will occur by the end of the second quarter of 2021.

About CUMULUS MEDIA
CUMULUS MEDIA (NASDAQ: CMLS) is a leading audio-first media and entertainment company delivering premium content to over a quarter billion people every month - wherever and whenever they want it. CUMULUS MEDIA engages listeners with high-quality local programming through 424 owned-and-operated stations across 87 markets; delivers nationally-syndicated sports, news, talk, and entertainment programming from iconic brands including the NFL, the NCAA, the Masters, the Olympics, the Academy of Country Music Awards, and many other world-class partners across nearly 8,000 affiliated stations through Westwood One, the largest audio network in America; and inspires listeners through its rapidly growing network of original podcasts that are smart, entertaining and thought-provoking. CUMULUS MEDIA provides advertisers with personal connections, local impact and national reach through on-air and on-demand digital, mobile, social, and voice-activated platforms, as well as integrated digital marketing services, powerful influencers, full-service audio solutions, industry-leading research and insights, and live event experiences. CUMULUS MEDIA is the only audio media company to provide marketers with local and national advertising performance guarantees. For more information visit www.cumulusmedia.com.

Disclosure Regarding Forward-Looking Statements
Certain statements in this release may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Such statements are statements other than historical fact and relate to our intent, belief or current expectations primarily with respect to our future operating, financial, and strategic performance. Any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ from those contained in or implied by the forward-looking statements as a result of various factors including, but not limited to, risks and uncertainties related to the implementation of our strategic operating plans, the evolving and uncertain nature of the COVID-19 pandemic and its impact on the Company, the media industry, and the economy in general and other risk factors described from time to time in our filings with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond our control, and the unexpected occurrence or failure to occur of any such events or matters could significantly alter our actual results of operations or financial condition. CUMULUS MEDIA assumes no responsibility to update any forward-looking statements, which are based upon expectations as of the date hereof, as a result of new information, future events or otherwise.

For further information, please contact:
Investor Relations Department
IR@cumulus.com
404-260-6600

3